Exhibit 19.1

INSIDER TRADING POLICY
As amended in February 2026

1.Purpose

1.1The intent of this Insider Trading Policy (this “Policy”) is to define the details and specific requirements for all employees, directors, and consultants relating to Madison Square Garden Sports Corp. and its controlled subsidiaries (collectively, “MSG Sports” or the “Company”) prohibition on insider trading set forth in the Company’s Code of Conduct and Ethics (See Reference to Related Policies – Section 9.1).

2.Scope

2.1This Policy applies to all employees, directors, and consultants of the Company and to all members of an employee’s, director’s or consultant’s immediate family who reside with them. Immediate family members include children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law or sisters-in-law, any adoptive relationships and anyone else who is materially dependent upon the employee, director, or consultant for financial support.

2.2The restrictions in this Policy apply to “securities” of every kind (as defined in Section 6 below). The restrictions in this Policy do not apply to mutual funds, ETFs or investment companies with broad-based investment strategies.

2.3This Policy contains certain restrictions on “transactions” or “trading” (as defined in Section 6 below) in securities. In addition, gifts of Company securities are subject to the restrictions of this Policy.

3.Principles & Requirements

3.1Prohibition Against Insider Trading

3.1.1.No employee, director or consultant may engage in any transactions in Company securities, including its common stock and any other type of securities that the Company may issue, or any “derivative security” (as defined in Section 6 below) relating to any Company security, if the employee, director, or consultant is aware of material, nonpublic/confidential information relating to the Company.

3.1.2.No employee, director or consultant may engage in any transaction involving the purchase or sale of any of the securities of another company, directly or indirectly, if the employee, director, or consultant is aware of material, nonpublic/confidential information about that company, including any information the employee, director or consultant obtained in the course of employment with or serving as a director or consultant of the Company.

3.1.3.No employee, director or consultant may directly or indirectly pass (or “tip”) nonpublic/confidential information on to others (except that employees working on matters for the Company involving such information may provide such information to other Company employees or Company advisors who have a need to know such information for performance of their duties to the Company) or recommend to anyone the purchase or sale of any securities on the basis of any material nonpublic/confidential information.

3.1.4.The Company will also be prohibited from trading in the Company’s securities at any time based upon material nonpublic information about itself, consistent with applicable law.

3.2Directors, Executive Officers and Designated Employees

3.2.1.Preapproval of Transactions in Company Securities. Any transaction in Company securities by a director or Designated Employee (as defined in Section 6 below) must be preapproved by Mark Cresitello (the “Designated Approver”) at [*****] or [*****]. For Designated Employees who attend the weekly staff meeting of the Chief Executive Officer (“CEO”) of Madison Square Garden Entertainment Corp. (“MSGE”) or the President and Chief Operating Officer of Sphere (“Sphere Business COO”) of Sphere Entertainment Co. (“Sphere Entertainment”), the requirement to obtain pre-approval from the Designated Approver shall also apply to securities of MSGE and to securities of Sphere Entertainment, as applicable. See Section 4.1 for details on the pre-approval processs.

3.2.2.Window Periods. Subject to obtaining preapproval, any transaction by a (i) director or Designated Employee in Company securities or (ii) Designated Employee who attends the weekly MSGE CEO staff meeting in MSGE securities, or the weekly Sphere Business COO staff meeting in Sphere Entertainment securities, as applicable, shall be effected only during Window Periods. Even during Window Periods, directors and Designated Employees may not engage in any transaction in Company or MSGE or Sphere Entertainment securities while in the possession of any material, nonpublic information.

3.2.3.Blackouts. No director or Designated Employee may engage in any transaction in Company securities during any special blackout period that the Company may designate. No director or Designated Employee may disclose to a third party that any special blackout period has been designated.

3.2.4.Section 16. Directors and executive officers are subject to the reporting and short swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and must comply with the applicable reporting requirements and avoid engaging in short swing transactions, whether or not in possession of material, nonpublic information. Directors and executive officers are subject to Section 16 of the Exchange Act for a period of time under certain circumstances even after they are no longer serving as a director or executive officer.

3.3Access Persons

3.3.1.Window Periods. All transactions in Company securities by Access Persons (as defined in Section 6 below) shall be effected only during Window Periods. Even during Window Periods, Access Persons may not engage in any transaction in Company securities while in the possession of any material, nonpublic information. For Access Persons that have access regularly to interim business segment, division or company financial results of MSGE or Sphere Entertainment pursuant to a transition services agreement and/or comparable arrangement, these restrictions shall also apply to securities of MSGE or Sphere Entertainment.

3.3.2.Blackouts. No Access Person may engage in any transaction in Company securities during any special blackout period that the Company may designate. No Access Person may disclose to a third party that any special blackout period has been designated. The Company will notify any Access Person who becomes subject to a special blackout period.

3.4Non-Access Persons

3.4.1.Any employee who is not a director, Designated Employee or Access Person and all consultants must comply with the restrictions set forth in Section 3 of this Policy, other than Sections 3.2 and 3.3, when engaging in any transaction involving Company securities. In addition, Non-Access Persons may become subject to special blackout periods that the Company may designate, during which they may not engage in any transaction in Company securities. The Company will notify any Non-Access Person who becomes subject to a special blackout period.

Non-Access Persons may not disclose to a third party that any special blackout period has been designated.

3.5Prohibited Transactions

3.5.1.Hedging/Short Sales/Derivative Securities. No employee, director, or consultant shall, directly or indirectly, sell any Company equity or derivative security if the employee, director, or consultant selling such security (1) does not own such security sold (a “short sale”), or (2) if owning such security, does not deliver it against such sale (a “short sale against the box”) unless otherwise permitted by the Company. Hedging transactions, including short sales and short sales against the box, are prohibited even during Window Periods. For Designated Employees or Access Persons that are subject to restrictions in transactions with MSGE or Sphere Entertainment securities pursuant to the terms of this Policy, this Section 3.5.1 shall also apply to any MSGE or Sphere Entertainment equity or derivative security.

3.5.2.Option/SAR Exercises. Directors, Designated Employees and Access Persons shall exercise their options and stock appreciation rights only during Window Periods, subject to the restrictions set forth in Section 3 of this Policy, except in the case of the exercise of an option for cash where no shares are sold directly or indirectly (including shares withheld by the Company, if any) to fund the exercise price or pay taxes.

3.5.3.Gifts. Gifts of Company securities are subject to the restrictions of this Policy. In the case of directors, Designated Employees and Access Persons, you must contact the Designated Approver prior to making gifts of Company securities and you must comply with any applicable window policy and pre-clearance requirements set forth in this Policy. With the consent of the Designated Approver, the application of this Policy to gifts may be waived provided that such waiver is consistent with the intent of this Policy. For Designated Employees or Access Persons that are subject to restrictions in transactions with MSGE or Sphere Entertainment securities pursuant to the terms of this Policy, this Section 3.5.3 shall also apply to MSGE or Sphere Entertainment securities.

3.5.4.Rule 10b5-1 Plans. Purchase or sale plans that contemplate the periodic purchase or sale of Company securities and that are designed to comply with Rule 10b5-1(c) are not permitted unless approved by the Designated Approver. For Designated Employees or Access Persons that are subject to restrictions in transactions with MSGE or Sphere Entertainment securities pursuant to the terms of this Policy, this Section 3.5.4 shall also apply to MSGE or Sphere Entertainment securities.

3.6Additional Responsibilities

3.6.1.Post-Termination Transactions. If an employee, director, or consultant is aware of material, nonpublic information about the Company or MSGE or Sphere Entertainment, as applicable, when the employment or service relationship terminates, the employee, director or consultant may not trade in such company’s securities until that information has become public or is no longer material.

3.6.2.Reporting of Violations. Any employee, director, or consultant who becomes aware of a violation of this Policy should promptly report in accordance with Section 7.3 below.

3.7Penalties
3.7.1.Failure to comply with this Policy may subject the employee to sanctions, including dismissal, regardless of whether or not the failure to comply with this Policy results in a violation of law. In addition, employees, directors or consultants who engage in insider trading may be subject to substantial civil and criminal penalties and may expose the Company to potential liability. The Company reserves the right to instruct applicable individuals to cancel any trade at his or her expense. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the

Company, the Designated Approver or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

4.Process

4.1Preapproval Process. A request for preapproval should be submitted at least two trading days in advance of the proposed transaction by emailing the Designated Approver. In the event that the Designated Approver is unavailable or out of the office, pre-approval requests should be submitted to the head of the Company’s legal department (“Head of Legal”). Even after receiving pre-approval, directors, Designated Persons and Access Persons may not engage in any transaction in Company securities while in actual possession of any material, nonpublic information.

4.2Window Periods. Although each of the Company and MSGE and Sphere Entertainment will typically send an email communication indicating the date on which their Window Period will open and close each quarter, it is the responsibility of the director, Designated Employee or Access Person to ensure that any transactions in Company or MSGE or Sphere Entertainment securities, as applicable, are conducted during the respective Window Periods.

4.3Annual Certification. All individuals receiving awards under the Company’s long-term incentive plan (“LTIP”) will be asked to certify annually, prior to receiving such awards, that they have read and understood this Policy and are in full compliance with all requirements stated herein.

5.Roles and Responsibilities

5.1Key roles under this Policy include directors, Designated Employees, Access Persons, Non-Access Persons and the Designated Approver. The responsibilities of each such person are set forth under Section 3 of this Policy. The Head of Legal together with the Chief Financial Officer shall be permitted to adjust the commencement and/or duration of any window period.

6.Definitions

Any questions regarding terminology used in this Policy should be sent to the Designated Approver.

6.1Derivative Security. Any security with a value that depends, to a material extent, on the value of a Company security. Examples include employee stock options, put and call options, forward contracts and equity swaps relating to Company common stock.

6.2Designated Employees. For purposes of this Policy, Designated Employees are the Executive Chairman and Chief Executive Officer, the Chief Operating Officer, any direct report of the Executive Chairman and Chief Executive Officer or the Chief Operating Officer, any elected officer of the Company, and any other employees notified in writing of their designation as a Designated Employee by the Head of Legal and/or Designated Approver.

6.3Access Persons. Include (other than Designated Employees) all: (i) recipients of awards under the Company’s long-term incentive plan (LTIP) at the level of Vice President and above, (ii) employees that have access regularly to interim business segment, division or Company financial results that are not otherwise covered above, and (iii) any other persons or departments that may be designated from time to time by the Legal Department. Any administrative assistant supporting an Access Person or a Designated Employee is also an Access Person.

6.4Non-Access Persons. Any employee who is not a director, Designated Employee or Access Person and all consultants.

6.5Material Information. Information for which there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. For this purpose, you should treat any information that could reasonably be expected to affect the price of the security as material. Material information can be positive or negative. Examples of potentially material information include, but are not limited to:

quarterly and year-end earnings and significant changes in financial performance, outlook or liquidity significant changes in debt ratings
forecasts or budgets that differ significantly from external expectations stock splits, public or private securities offerings, or changes in dividend policies or amounts significant developments involving corporate relationships or transactions news of a pending or proposed merger, joint venture or other acquisition or divestiture actual or threatened major litigation or arbitration, or developments relating to or the resolution of such litigation or arbitration a significant disruption (or a disruption that could potentially become significant) in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure significant or non-routine inquiries or investigations by governmental agencies significant changes in senior management or the board of directors

However, the list above is merely illustrative and is not exhaustive, and other types of information may be material depending upon the circumstances. When in doubt, employees, directors and consultants should treat nonpublic or confidential information as material and consult with the Designated Approver prior to engaging in a securities transaction.

6.6Nonpublic Information. Information that is confidential or is not generally known or available to the public. Information becomes public when disclosed to achieve broad dissemination to the investing public generally, without favoring any special person or group, and there has been adequate time (at least one full trading day after public release of the information, and, in certain cases, longer) for the public to digest that information. Examples of broad dissemination include press releases, filings with the U.S. Securities and Exchange Commission, and meetings, conference calls or webcasts that are open to the public. Information related to the Company can be nonpublic even if it was obtained from a source outside of the Company, and information remains nonpublic even if it is the subject of rumors or other unofficial statements.

6.7Securities. Include: (i) equity securities (such as common stock), (ii) debt securities (such as notes, bonds and debentures) and (iii) options, warrants or other derivative securities.

6.8Trading or Transactions. For purposes of this Policy, includes any (i) purchase or sale; (ii) transactions in puts, calls or other derivative securities tied to Company securities; (iii) entering into credit default swaps on Company debt; or (iv) making or modifying any instructions or investment options that could result in any of the foregoing.

6.9Window Periods. The periods of time, determined by the Company or MSGE or Sphere Entertainment, as applicable, where directors, Designated Employees and Access Persons are permitted to transact in the securities of the Company or MSGE or Sphere Entertainment, as applicable, provided such persons are not in possession of material nonpublic information. Window Periods will typically begin after two business days following the release of earnings for a particular fiscal quarter or year and continue for six weeks.

7.Notices & Limitations

7.1Nothing in this Policy shall be construed as conferring any contractual right, either express or implied, to remain in the Company’s employ, or as placing any limitation on the Company’s right to terminate the employment relationship at any time with or without prior notice in accordance with applicable law.

7.2Nothing in this Policy shall be construed as limiting or restricting employees from properly exercising any rights or entitlements under applicable federal, state, or local laws and regulations. To the extent anything in this Policy may conflict with any applicable law, such law will control.

7.3Violation of this policy may result in disciplinary action, including, without limitation, immediate termination of employment. Any activity observed which does not align with this policy or its intent must be reported either by contacting your People Practices Business Partner or via the Employee Integrity Hotline that can be reached at 844-913-0611 or at msg.ethicspoint.com. For the most comprehensive and rapid response, employees are encouraged to report concerns directly to a People Practices Business Partner. While anonymous reports can be submitted via the Employee Integrity Hotline, please be aware that they can limit our ability to gather additional information and ask clarifying questions. Direct reports allow us to obtain all necessary information and take any necessary action more efficiently. Regardless of the method you choose, your report will be taken seriously. Employees who make good faith reports will not be subject to any adverse action in response to having made such reports.

7.4As with all policies, the Company reserves the right to modify, revise, discontinue, or terminate this Policy at any time with or without prior notice in accordance with applicable law.

8.Reference to Supporting Forms / Templates

8.1Not Applicable

9.Reference to Related Policies

9.1Code of Conduct and Ethics

10.Point of Contact

10.1For any questions regarding this Policy, reach out to a member of the Corporate & Securities Legal team or the Policy & Compliance team at policy@msg.com.